UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2007

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive
San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On December 21, 2007, Amylin Pharmaceuticals, Inc. (the “Company”) entered into a $140 million credit agreement with Bank of America, N.A., as administrative agent, collateral agent and letter of credit issuer, Silicon Valley Bank and RBS Asset Finance, Inc., as syndication agents, and Comerica Bank and BMO Capital Markets Financing, Inc., as documentation agents.  The credit agreement provides for a $125 million term loan and a $15 million revolving credit facility.  The proceeds of both loans will be used for general corporate purposes. The revolving credit facility also provides for the issuance of letters of credit and foreign exchange hedging up to the $15 million borrowing limit.

The Company’s domestic subsidiaries, Amylin Ohio LLC and Amylin Investments LLC, will be co-borrowers under the credit agreement.  The loans under the credit facility will be secured by substantially all of the Company’s and the two domestic subsidiaries’ assets (other than intellectual property and certain other excluded collateral).   The term loan is repayable on a quarterly basis as follows:

Quarter	Amount
1	0%
2	0%
3	0%
4	0%
5	6.25%
6	6.25%
7	6.25%
8	6.25%
9	6.25%
10	6.25%
11	6.25%
12	56.25%

Both loans have a final maturity date of December 21, 2011.

The credit agreement contains customary covenants, including a requirement to maintain minimum unrestricted cash and cash equivalents in excess of certain thresholds, and events of default that permit the administrative agent to accelerate the Company’s outstanding obligations if not cured within applicable grace periods, including nonpayment of principal, interest, fees or other amounts, violation of covenants, inaccuracy of representations and warranties, and default under other indebtedness.  In addition, the credit agreement provides for automatic acceleration upon the occurrence of bankruptcy and other insolvency events.

The above description is a summary and is qualified in its entirety by the terms of the credit agreement, which will be filed with the Company’s annual report on Form 10-K for the year ended December 31, 2007.

On December 21, 2007, the Company amended and restated its 2001 Non-qualified Deferred Compensation Plan.  The information pertaining to the amendment required by this Item 1.01 is contained in Item 5.02 and is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03. The Company will become obligated under the Credit Agreement upon receipt of funds.  The Company immediately borrowed approximately $125 million under the Credit Agreement, which will be used for general corporate purposes. The borrowing availability under the revolving credit facility will be used for letters of credit, foreign exchange hedging and general corporate purposes.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(e)           On December 21, 2007, the Company amended and restated its 2001 Non-qualified Deferred Compensation Plan, or plan, effective as of January 1, 2008.  The plan was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to permit in-service withdrawals for directors, to permit discretionary contributions to participants’ accounts and for other administrative purposes.

The plan is an unfunded plan designed for the purpose of providing deferred compensation to the Company’s directors and officers.  Deferred compensation is credited to bookkeeping accounts that permit participants to select from a range of investment funds, including, in the case of directors, phantom shares of the Company’s common stock.  Amounts credited to the accounts will generally be paid to participants as taxable income in accordance with their distribution elections and in accordance with the provisions of the plan.  Participants have an unsecured contractual commitment by the Company to pay the amount due under the plan, which is subject to the claims of the Company’s general creditors.

The above description of the plan is a summary and is qualified in its entirety by the terms of the plan, which will be filed with the Company’s annual report on Form 10-K for the year ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: December 21, 2007	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Vice President, Governance and Compliance,
and Secretary